                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               FARAH INCORPORATED
                                       AT
                              $9.00 NET PER SHARE
                                       BY

                           FOXFIRE ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                     TROPICAL SPORTSWEAR INT'L CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 5, 1998, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION
                                     DATE")

                                                                     May 8, 1998

To Our Clients:

     Enclosed for your consideration is an Offer to Purchase dated May 8, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by Foxfire Acquisition Corp., a Texas corporation (the "Purchaser") and a wholly owned subsidiary of Tropical Sportswear Int'l Corporation, a Florida corporation ("TSI"), to purchase for cash all of the outstanding shares of Common Stock, no par value per share (the "Shares") of Farah Incorporated, a Texas corporation (the "Company").

     WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     Accordingly, we request your instructions as to whether you wish to tender any or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

     Your attention is directed to the following:

          1. The offer price is $9.00 per Share, net to you in cash, without interest thereon, upon the terms and conditions set forth in the Offer.

          2. The Offer is being made for all outstanding Shares.

          3. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND DETERMINED THAT THE TERMS OF THE OFFER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

          4. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

          5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, June 5, 1998, unless the Offer is extended by the Purchaser.

          6. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date of the Offer, that number of shares that represents at least sixty-six and two-thirds percent (66 2/3%) of the Shares outstanding on the Expiration Date and (ii) the other conditions set forth in the Offer to Purchase.

     Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer. If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Prudential Securities Incorporated, the Dealer Manager for the Offer, or one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

               INSTRUCTION WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               FARAH INCORPORATED

     The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase dated May 8, 1998, and the related Letter of Transmittal, in connection with the offer by Foxfire Acquisition Corp., a Texas corporation and a wholly owned subsidiary of Tropical Sportswear Int'l Corporation, a Florida corporation, to purchase all of the outstanding shares of common stock, no par value per share (the "Shares") of Farah Incorporated, a Texas corporation.

     This will instruct you to tender to the Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in such Offer to Purchase and the related Letter of Transmittal.

                        NUMBER OF SHARES TO BE TENDERED:

                        ------------------------ SHARES

     Unless otherwise indicated, it will be assumed that you instruct us to tender all Shares held by us for your account.

     I (we) understand that if I (we) sign this instruction form without indicating a lesser number of Shares in the space above, all Shares held by you for my (our) account will be tendered.

                                   SIGN HERE

Signature(s)
           ---------------------------------------------------------------------

(Print Name(s))
              ------------------------------------------------------------------

Print Address(es)
                ----------------------------------------------------------------

(Area Code and Telephone Number(s))
                                  ----------------------------------------------

(Tax ID or Social Security Number(s))
                                    --------------------------------------------